Exhibit 99.3

On February 20, 2020, Thomas Harrington, Chief Executive Officer of Cott Corporation (“Cott”), Jay Wells, Chief Financial Officer of Cott, Jarrod Langhans, Vice President, Investor Relations of Cott, and Billy Prim, Executive Chairman and Interim Chief Executive Officer of Primo Water Corporation, delivered a presentation to investors via conference call. The following is a transcript from the presentation.

Operator

Welcome to Cott Corporation’s Fourth Quarter and Fiscal Year 2019 Earnings Conference Call. All participants are currently in a listen-only mode. This call will end no later than 11:00 am Eastern Time. The call is being webcast live on Cott’s website at www.cott.com, and will be available for playback there for two weeks.

This conference call contains forward-looking statements, including statements concerning the Company’s future financial and operational performance. These statements should be considered in connection with Cautionary Statements and Disclaimers contained in the Safe Harbour statements in this morning’s earnings press release and the Company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q, and other filings with U.S. and Canadian securities regulators.

The Company’s actual performance could differ materially from these statements, and the Company undertakes no duty to update these forward-looking statements, except as expressly required by applicable law.

A reconciliation of any non-GAAP financial measures discussed during the call with the most comparable measures in accordance with GAAP is available on the Company’s fourth quarter and fiscal year 2019 earnings announcement released earlier this morning, or on the Investor Relations section of the Company’s website at www.cott.com.

I’ll now turn the call over to Jarrod Langhans, Cott’s VP of Investor Relations.

Jarrod Langhans

Good morning, and thank you for joining our call. Today I’m accompanied by Tom Harrington, our Chief Executive Officer; Jay Wells, our Chief Financial Officer; and Billy Prim, Executive Chairman and Interim CEO of Primo Water. As a part of this conference call, we have included a deck online at www.cott.com that was designed to assist you throughout our discussion.

With that said, Tom will start this morning’s call with some thoughts on our company overall before turning the call over to Jay for a discussion of our fourth quarter and full year consolidated financial performance, the results of our Route-Based Services segment, a few comments on the Primo results that were issued as part of an 8-K filing this morning, and our 2020 expectations before handing the call back to Tom to comment before moving to Q&A.

With that, let me now turn the call over to Tom. Tom?

Thomas Harrington

Thank you, Jarrod, and good morning everyone. Thanks for your interest in our company and for joining our call this morning.

I wanted to share how proud we are with the progress we’ve made in our transition to a pure play water company that we believe better positions us for long-term growth. We entered 2020 with strong momentum by executing against our initiatives, including the customer experience, our customers’ like mindset, developing new and enhanced channels of new customer additions, the rollout out of our PureFlo IoT enabled filtration cooler, and overlapping, highly synergistic tuck-in acquisitions.

The combination of our progress against these initiatives and the strong momentum in our recent performance sets the stage as we pursue our strategy to become a pure play water solutions provider that consistently drives top line growth and improved margins while remaining committed to delivering long-term value for our shareholders.

In looking at 2019, I’m pleased to report that we delivered solid revenue growth of 6 percent when removing the impacts of FX, coffee commodity pricing and the divested Cott Concentrate business. During the fourth quarter, we increased EBITDA to $85 million from $70 million, a 22 percent increase over prior year. For the full year, we delivered $153 million of adjusted free cash flow, which exceeded our commitment of $150 million plus. Let me briefly elaborate on some of our key initiatives.

Our investments in customer experience are beginning to pay off. With retention rates increasing to 83.5 percent and the average life of our customer base to 4.7 years in North America, resulting in a historically low cooler churn rate where we executed a 220 basis point improvement compared to Q4 of the prior year. Our focus on delivering the hydration solutions our customers want, along with the great experience that is expected by our customers, will enable us to further reduce churn.

We are now focusing our investments on increasing both customer loyalty and revenue per customer by providing appropriate communications tools which allow us to have real time two-way communications. We implemented triggered communications that are sent to our customers based on their past purchasing behaviour, as well as more targeted direct marketing. These activities were implemented in Q3 and are working well.

We rolled out our new mobile at the end of the year for our current customers, which includes the ability to review your invoice and future orders as well as a list of available products to choose from. Over the coming months, we will roll out additional updates as we continue to improve and refine our capabilities.

These technology investments and improvements increase the ease of ordering for our customers, help increase retention and provide valuable insights into future cross-selling opportunities.

In addition to the efforts we are implementing on customer experience, we have added growing, relevant products to our portfolio to further satisfy our customers’ hydration needs, including our Mountain Valley brand, which grew its top line 20 percent on a pro forma basis in 2019. We remain focused on cross-selling case pack water, sparkling water and other products to our returnable 5 gallon customer base, increasing our penetration rate of small pack case water, and drove volume growth of over 10 percent for the year. Put simply, our goal is to give our customers what they want, when they want it.

Our acquisition of Primo Water will enhance our ability to deliver hydration solutions to a new group of thirsty consumers, expanding our reach and frequency.

We continue to develop new and expanded channels to drive organic customer growth. As an update, the eCommerce platform, which enables consumers to order and reorder returnable 5 gallon water through an online retailer continues to be tested in Georgia and Florida. We’re making progress and look to expand this program into other markets in 2020.

We are also investing in our digital customer acquisition efforts which are driving double-digit increases through this low-cost source of new additions.

We’re confident in our ability to generate additional HOD water revenue as a result of this multipronged approach to growth and we will continue to invest to drive top line and bottom line throughout 2020.

With respect to the higher growth and higher margin category of water filtration, we began the rollout of our PureFlo IoT enabled water filtration cooler. As a reminder, this patented solution will support our efforts in retaining and attracting water filtration customers across our footprint. Our proprietary filtration technology meaningfully extends the life of the water filter and requires far fewer service interactions which, in addition to reducing our operating costs, complements our sustainable platform of products and services.

As we expand our water filtration business, we believe that the PureFlo solution will enable future growth from an already predictable and dependable revenue stream and allow us to meet the demand for our range of hydration solutions.

We remain a top five player across our 21-country footprint in water filtration and our strategy is to accelerate the growth in our filtration business to an expanded salesforce and innovative products.

Finally, we strengthened our North American and European route density with a number of overlapping tuck-ins, and as many of you have read, we began publicly announcing these tuck-ins in order to keep our investors better informed of our good progress. In 2019, we improved our route density in Poland with an overlapping tuck-in that provided attractive synergies. We increased our density in the Northeast United States with a couple of tuck-ins. We executed another in Netherlands and added the leading HOD business in Hungary which included some carbonation technology that will allow us to deliver carbonation within our water coolers in Europe at a much lower cost than we were previously able to offer.

We will continue to execute our tuck-ins in North America and Europe to further strengthen our core HOD business and route density in 2020.

These actions in combination with our revenue growth delivered operational leverage resulting in a 50 basis point improvement in EBITDA margin compared to prior year in our Route-Based Services segment, and larger than we had previously communicated.

Switching to environmental, social and governance, we are making progress in achieving the environmental sustainability goals we announced last year as part of our ESG program commitments.

In North America, the certification of our three water sources to meet the Alliance for Water Stewardship, AWS, Standards, is an integral part of our ESG program and we’ve developed a timeline to begin implementation of this program in 2020. Leading this initiative is Travis Thornton, Vice President, Water Resources. Travis most recently was Director, Water Resources at DS Services and served in a variety of roles, including hydrologist for over 19 years. In addition to his leadership with the AWS certification, Travis will be responsible for managing water resources across Cott’s business units to ensure sustainable yield and consistent quality across the Company’s operations. We’re confident in achieving AWS certification for our spring sources by 2025.

Our continual efforts will ensure that our spring sources are managed sustainably to meet water needs, not only for today but for decades to come.

In addition, we are focused on obtaining carbon neutral status by 2022 in North America to add to our eight-year carbon-neutral status in Europe. As part of this program, we’re moving our fleet replacement of route-trucks from diesel to propane and we will replace 100 diesel trucks with propane fuelled vehicles in 2020, which will reduce fuel consumption by approximately 35 percent for these 100 assets, and is a much more environmentally friendly energy source.

Turning to capital deployment, in 2019 we divested the last component of our legacy soda and juice business in February with the $50 million sale of our concentrate business. We continued our tuck-in acquisition strategy with acquisitions above the high end of our annual goal of $40 million to $60 million, and we returned $64 million to our shareholders through a combination of share buybacks and dividends. As part of our ongoing commitment to shareholder returns, in December our Board of Directors approved a new 12-month share repurchase program of up to $50 million of our outstanding common shares, and we will execute against this program in 2020.

As I look back on 2019, I’m proud of what our associates accomplished during my first year as CEO. We are excited about the future of our company, and are well positioned to benefit from continuing growth, both organically and through tuck-in acquisitions across our platform. We will benefit from the divestiture of the S&D business, and the addition of the organic growth that Primo Water corporation will provide, and expect to see our overall financial standing improve in terms of our top line growth potential, our EBITDA margin profile, as well as our ability to generate free cash flow with our new pure play water focus.

Moving to an update on our transition to a pure play water solutions provider, we enter 2020 with strong momentum as we aggressively execute our transformation into a pure play water solution provider. We remain focused on successfully completing the acquisition of Primo Water while also smoothly transitioning the S&D business to Westrock Coffee Company. We have begun preparing for the integration process of the two businesses and are excited, not only to welcome the Primo team but to realize the full potential of the combined business.

We are confident we will capture the previously identified $35 million in cost synergies through the integration of Primo and becoming a pure play water company, deliver margin expansion and drive increased organic growth as a pure play water solutions provider. Of course, we are focused on execution in our base business to ensure we deliver the top line growth and the margin we expect in this business. We are truly excited about the opportunity to provide sustainable hydration solutions, to growing customer base and positioning the Company for continued growth while also ensuring we deliver long-term shareholder value.

As an update to the Primo transaction, as things stand today, we would expect to close during the first week of March at which time we will change our name to Primo Water Corporation and our ticker on both the New York Stock Exchange and the Toronto Stock Exchange would change to PRMW.

Moving to our planned sale of S&D Coffee and Tea, this this business had a very strong quarter and they are well positioned for a successful 2020 under new ownership. We are currently working towards a closing at the end of February.

I’ll now turn the call over to Jay who will review more specifics on our performance. Jay?

Jay Wells

Thank you, Tom, and good morning, everyone. Starting with the quarter, we continue to see good top line performance with consolidated revenue up 4 percent excluding the impact of foreign exchange, the sale of Cott Beverages LLC, and the change in average cost of coffee. This performance was driven by customer, volume and pricing growth within HOD water, and good price/mix and extract growth within our Coffee, Tea, and Extract Solutions segment.

Operating income increased by $16 million and Adjusted EBITDA grew over $15 million or 22 percent to $85 million, primarily driven by growth within our Route-Based Services segment inclusive of increased customers, volume, pricing and acquisitions. The good momentum we saw in the fourth quarter and throughout the year in our Route-Based Services segment gives us confidence in delivering another strong year of performance in 2020.

Turning to Cash, adjusted free cash flow from Continuing Operations in the quarter was $111 million which included working capital benefits. The working capital benefit we saw in the quarter resulted from the initiatives we implemented to improve our working capital management over the back half of 2019, including improved management of inventory, days sales outstanding and days payables outstanding.

Moving to the full year, we saw good top line performance across our segments as consolidated revenue increased by 6 percent, operating income grew 54 percent to $90 million and Adjusted EBITDA grew 7 percent to $329 million. Our consolidated results were primarily driven by our Route-Based Services segment where growth was driven by new customer additions, volume, pricing, the benefit of acquisitions, increased route density and operational leverage. These improvements we partially offset by the negative impact of foreign exchange. We were pleased to end the year with approximately 50 basis points of EBITDA margin expansion within Route-Based Services.

As it relates to cash, we exceeded our previously communicated expectations with $153 million of adjusted free cash flow for the year.

Let me now cover the operating performance of our Route-Based Services segment.

Looking at the fourth quarter, Route-Based Services saw revenue increase 4 percent, driven primarily by our home and office water delivery business which grew in excess of 6 percent, or which organic revenue growth was 4 percent in the quarter driven by a combination of customer and volume growth as well as improved pricing.

Gross profit increased 6 percent to $260 million, driven primarily by the revenue growth drivers I just mentioned and operational leverage which resulted in 120 basis points of gross margin expansion. Additionally, we were able to reduce overhead cost and saw SG&A as a percentage of revenue decrease by 230 basis points, resulting in an operating income improvement of $17 million and an increase in EBITDA of 25 percent.

As we look to 2020, we believe we are well positioned for continued growth within our Route-Based Services segment through our Customer for Life program, consumption growth as consumers continue to migrate towards healthy hydration and away from sugary sweetened beverages, as well as continuing to benefit from cross-selling opportunities, pricing and additional growth through our tuck-in acquisition program.

Let me now provide a few comments on Primo’s fourth quarter 2019 results.

For those of you less familiar with Primo, the Primo business is driven by three key categories or channels. First, the dispenser business, which we consider the razor, in the razor/razor blade business model. Primo sells a full lineup of innovative and stylish dispensers through major retailers and online at various price points. These dispenser sales help increase household penetration which then drive recurring purchases of the two higher margin water businesses.

The razor blade offering is comprised of two water businesses. First, the exchange business where consumers can exchange their empty bottle for a pre-filled 3 or 5 gallon bottle of purified water. The exchange business is present at approximately 14,000 locations across the U.S. and Canada in leading retailers such as The Home Depot, Lowe’s Home Improvement, as well as Kroger, Safeway and Albertsons.

The second water category is the refill business. The refill machines incorporate a multi-step filtration process for consumers to refill their own empty bottle in multi-gallon formats for as little as $0.25 a gallon. The refill machines are located at over 23,000 indoor and outdoor locations throughout the U.S. and Canada, across a variety of retail channels.

Turning to Q4 performance, we were pleased with the results seen during the quarter with all channels and growth. Combined net sales increase 13 percent to $80 million, driven primarily by the dispenser and exchange channels. Excluding sales from the ice assets that were sold in June of 2019, sales increased 15 percent.

Dispenser sales increased 45 percent to $18 million due to growth in consumer demand and retailer orders related to certain fourth quarter promotional activities. Consumer demand, which is measured as the dispenser unit sales to end consumers, increased 57 percent to a record 248,000 units in the quarter.

In the exchange business, record dispenser sell-through helped achieve Primo’s 31st consecutive quarter of same-store unit growth of more than 6 percent, and exchange sales increased over 20 percent to $22 million. The increase in exchange sales and units was aided by an increase in the number of locations and consumer-focused promotional efforts, including instantly redeemable coupons associated with the purchase of a dispenser, and new display and in-store signage.

Lastly, in Primo’s refill business, Primo continues to make improvements in refill operations, machine uptime, localized sales efforts and locations. This helped drive an increase in revenue of 4 percent in Q4 when excluding results from the ice business which was sold earlier in 2019.

Primo’s overall gross margin percentage was 24.7 percent compared to 28 percent due a mix shift in dispenser sales, and increased promotional spend in the exchange business.

The increased promotional spend within the exchange channel was associated with consumer-focused promotional efforts including the instantly redeemable coupons linked with the purchase of a dispenser. Although the promotional activities in the dispensers and exchange put pressure on gross margins, these activities generate significant customer growth and will benefit the Company over the coming months.

Gross margin as a percentage of net sales from the refill segment improved 110 basis points driven by a 2 percent increase in 5 gallon equivalent units which leveraged the fixed nature of certain costs in Primo’s refill segment.

The strong revenue growth resulted in Adjusted EBITDA increasing 8 percent to $13 million. With a solid fourth quarter in the books, we look forward to the continuing growth from Primo as we look to full-year expectations for 2020.

As a quick summary and looking out to 2020, overall we are pleased with our 2019 financial performance and execution against our guidance. As we move into 2020, we have built momentum within our Route-Based Services segment where we have a number of growth initiatives working effectively and a robust pipeline of tuck-in acquisitions, setting us up well to deliver on our 2020 goals.

Those goals include top line growth of 4 percent to 5 percent, as well as Adjusted EBITDA between $300 million and $310 million inclusive of tuck-ins. These expectations exclude our Coffee, Tea and Extracts Solutions segment, which we expect to divest in the first quarter of 2020, and in turn it would be included in Discontinued Operations.

These expectations also exclude Primo as we will only have a part-year benefit of Primo’s operation in 2020 and the exact amount of the benefit is dependent upon when we close the transaction.

To provide you with some full-year expectations for Primo, revenue is expected to grow by 5 percent; Adjusted EBITDA will be approximately $57 million, and CAPEX will $22 million to $25 million. In addition, we are expecting to benefit from $7.5 million of synergies in 2020.

As a reminder, we have scheduled our Investor Day for March 24, which will incorporate a modelling presentation for the combined entities. The presentation will be publicly broadcast through our website.

As it relates to our adjusted free cash flow goals for 2020, we expect adjusted free cash flows of $115 million to $125 million. We provided an exhibit in the back of our press release which outlines the drivers of our 2020 adjusted free cash flow.

Overall, we expect $300 million to $310 million of Adjusted EBITDA including tuck-ins, around $10 million of cash taxes, and $75 million of interest, as well as capital expenditures of around $100 million. Again, these projections do not include any expected benefit of the Primo acquisition which we will cover during our Investor Day on March 24, and it excludes our S&D Coffee and Tea business.

For those of you who are working on your models, S&D contributed approximately $35 million of adjusted free cash flow in 2019. You are able to obtain the revenues, margins and EBITDA for S&D in the exhibits within our press release.

Looking at capital deployment for 2020, we will continue to return funds to shareholders through our quarterly staple dividend. In addition to our quarterly dividend, we will continue our share buyback program. As Tom noted, our Board of Directors approved a new 12-month share repurchase program of up to $50 million of our outstanding common shares, and we intend to execute against this program in 2020.

We will also continue our tuck-in acquisition program with a target of $40 million to $60 million in acquisitions, and we plan to refinance our euro debt after the second call date in July.

I’m going to now turn the call back to Tom.

Thomas Harrington

Thanks Jay. We’re very excited about the opportunities that lie ahead of our business, especially our transition to a pure play water solutions provider, and in turn, the value creation that we will generate for all stakeholders.

As we look at our Route-Based Services business, we will strengthen the business through a number of actions that we expect will deliver top line revenue growth of 4 percent to 5 percent. First, we will increase net customer growth in both home and office delivery water and water filtration across our 21 country footprint where we’re the leading home and office water delivery business as well as a top five player within water filtration across our footprint.

Second, we continue to experience secular tailwinds in the form of shifting consumer preferences as the consumer continues to move towards healthy hydration and away from sugary, sweetened beverages, leading to continued consumption growth.

Third, the improvements in our customer experience and in turn our Customer for Life philosophy, these are supported by improved communications, quality customer service and ongoing product innovation helping to drive the upsell and cross-sell opportunities in such areas as the introduction of our PureFlo filtration technology, improved product offerings such as Mountain Valley Spring and Sparkling Water, as well as the rollout of our mobile app.

Fourth, we will continue to execute our historical pricing actions across our footprint.

And fifth, we will continue our annual tuck-in program.

We’ll also focus on achieving 20 basis points to 30 basis points of EBITDA margin expansion, driven by improved route density, customer mix and customer (inaudible), and a continued focus on sustainability, particularly in the areas of water sourcing and our carbon footprint that resonates with consumers.

As we complete the first quarter of 2020, we anticipate closing on the sale of S&D Coffee as well as the acquisition of Primo Water, thereby transitioning to a pure play water company. Under this new pure play model, we will be the North American market leader in home and office delivery water, self-service refill, retail returnable water or exchange, dispenser sales, and a top five player in the point-of-use water filtration category. In addition, we remain the market leader in home and office delivery water in Europe as well as a top five player in the European water filtration category.

This transition builds upon the successful partnership between our DS Services North American business and Primo, and creates a water-focused company, positioned to excel in the higher growth and higher margin water categories where we will be able to offer a full range of hydration solutions to consumers when, where and how they want it.

The combined company will grow through continued product and service innovations, marketing partnerships and highly synergistic tuck-in acquisitions, as well as the opportunity to reach more consumers through more channels than either Cott or Primo could have reached on their own.

We also plan to expand Primo’s product and services across our European footprint, and we expect the transaction will deliver $35 million of cost synergies.

In looking at other financial improvements, we expect the transition to drive accretion to our earnings and we would see our leverage reduced targeting approximately 3 times post synergized EBITDA while at the same time improving our credit profile.

In addition, our business will remain largely insulated from commodity fluctuations as we are vertically integrated in the U.S., have implemented energy surcharges across our entire Route-Based footprint, and re-use our 3- and 5-gallon water bottles up to 50 times.

Before moving to Q&A, I wanted to take a moment to thank all of our associates, without whom we would not be able to accomplish everything we did in 2019 as well as everything we plan to accomplish going forward. Thank you, all.

I’d also like to thank Jarrod for all of his efforts over the last five-plus years running our Corporate, IR and FP&A programs in support of our shareholders. As a part of our ongoing succession planning throughout our company, we are pleased to announce that Jarrod is being promoted to Chief Financial Officer of our European operation. We wish Jarrod well and look forward to following his continued growth in his new role. Jarrod will transition over the next few months as we will be adding new Investor Relations leadership who will focus on both IR and Communications. In addition, we engaged Alpha IR to assist with our IR function at the end of 2019 and have included their contact information on the press release issued this morning, as well as on our website. Alpha IR will not only assist us with our core IR functions, but they will strengthen our efforts in relation to messaging, new investor and analyst outreach, and targeting efforts.

Finally, I’d like to thank the S&D team for their efforts this year and wish them well as they enter the next chapter of the Company’s storied history.

I’ll now turn the call back to Jarrod to move us to Q&A.

Jarrod Langhans

Thank you, gentlemen. I look forward to continuing to support the business in my new role.

During the Q&A, so that we can hear from as many of you as possible, we would ask for a limit of one question and one follow-up per person. Thank you for your time.

Operator, please open up the line for questions.

Q & A

Operator

At this time I would like to remind everyone in order to ask a question, press star, then the number one on your telephone keypad.

Your first question comes from Peter Grom of JPMorgan. Your line is open.

Peter Grom — Analyst, JP Morgan

Hey, good morning, everyone.

Thomas Harrington

Good morning.

Peter Grom

I just wanted to ask on the initial 2020 guidance. Just from your standpoint right now, I mean, Tom, what are the puts and takes that would push EBITDA to the high end or the low end? Given it’s still early in the year, have you embedded kind of any cushion in the guide? Then, just quickly on the margin performance and a really strong Q4, how should we think about margin progression as we look out to 2020? Thanks.

Thomas Harrington

Thanks, Peter. I think we’ve worked very hard to be very consistent on delivering against our commitments, I think manifesting itself in a performance of the last three or four quarters. Clearly, our go forward would be in the same is that our guidance would be numbers that we have confidence that we’ll deliver. The biggest single risk is execution and our track record now is one of improving execution over time and multiple parts of our business units.

Jay, do you want to take the… ?

Jay Wells

Yes. More on the numbers side, Peter, you look at our EBITDA for 2019 excluding S&D, that’s $287 million. We’ve given historic guidance that organic EBITDA growth of $10 million, tuck-ins $5 million to $10 million, so if you put that together you’re at $15 million to $20 million. The middle of that guidance would be $18 million. You add the $18 million to the $287 million, you get to $305 million, right in the middle of the range of the guidance we’ve given, so that was the math behind the $300 million to $310 million.

Peter Grom

Okay.

Jay Wells

On margin, we have guided Route-Based Services on EBITDA margin expansion of 20 bps to 30 bps a year and we continue to behind that guidance.

Peter Grom

All right, thank you. Appreciate it.

Thomas Harrington

Thanks, Peter.

Operator

Your next question comes from Derek Lessard of TD Securities. Your line is open.

Derek Lessard — Analyst, TD Securities

Congrats on a pretty good year, guys, and some transformational changes, and congrats, Jarrod, on your promotion. Maybe just following up on the last question. I guess drilling down on the operating leverage it was really strong this quarter and I was just wondering if you can maybe just add some colours to some of the drivers there.

Thomas Harrington

Clearly it’s the roll-forward benefit of the organic growth and the tuck-in acquisitions on the business. I think it’s more consistent execution across the base operation, so we had no surprises, no (inaudible), so we’ve moved that. We’re pretty confident in the 20 to 30, in our ability—20 t0 30 basis points go forward and our ability to consistently deliver on that number in 2020.

Derek Lessard

Okay. Jay, maybe one for you. I think you did point to the Primo Adjusted EBITDA of $57 million. Just wondering does that include the $7.5 million in synergies or no?

Jay Wells

No, that does not. Its full year basis would be $57 million. Now, that’s going to be pro rata based on when we close the deal, but the $7.5 million is fully back end loaded, so that will be when we see that benefit. They are on top of—to be clear, it is adjusted so it does exclude any costs to achieve.

Derek Lessard

Okay. Thank you.

Thomas Harrington

Thanks, Derek.

Operator

Your next question comes from Daniel Moore of CJS Securities. Your line is open.

Daniel Moore — Analyst, CJS Securities

Thank you. Good morning. Congrats, Jarrod, as well. Well deserved.

Wanted to maybe touch on—while we have Billy here, maybe just talk a little bit about the refill business on Primo seems to have turned the corner. Obviously, you mentioned some promotion activity that’s helped, but any more colour around that and sort of the direction for 2020 would be greatly appreciated.

Billy Prim

Thank you. We have seen a nice turn in the refill business. It took us a little longer than we would have liked to get our credit card readers in place and put together the metrics for downtime and our new routing schedule, but once we got that in place we have seen consistent improvement over the last four or five months. It is operating well and we feel very good about the future.

Daniel Moore

I’m going to sneak one in for Jay and then jump out.

On the cash flow guide for next year, you pulled the screw in pretty hard this year on working capital. I mean that in a good way. The guidance is implied neutral for next year. Just confidence around that and upside to downside potential? Thanks again.

Jay Wells

I think you’ve got it right. I’ve said before we’ve been experiencing some FX headwinds so in order to meet our guide we did a very good job of getting the issues that we’ve had with working capital taken care of, so very happy how we closed the year. I feel that it’s sustainable, what we did, so I don’t think you’ll see any clawback next year. Very confident on flat working capital as we look to 2020.

Daniel Moore

Very good. Thank you.

Thomas Harrington

Thanks, Dan.

Operator

Your next question comes from Derek Dley of Canaccord Genuity. Your line is open.

Derek Dley — Analyst, Canaccord Genuity

Hi guys. Just following up on that last question. Is there a reason why, or can you just help us understand why in Q4 you do tend to get quite a decent sized working capital benefit?

Jay Wells

Derek, yes. I think you’re looking at two things. One, you look at the seasonality of the business as we get out of the summer months, which is our busier seasons for hydration. We end Q3 with significant A/R so that’s been part of it, too. As I’ve talked about, our overall working capital management, specifically over in Europe, has been a project that I’ve been focused on and I think you just saw the results of hard working, putting better controls over managing inventory, managing A/R and managing Payable come to fruition within the fourth quarter. I do not see that being the same cadence this year, but that’s really when we saw the clawing back some issues we had at the beginning of the year with working capital and saw the benefits of the improvements being implemented at the back half of the year.

Derek Dley

Okay, that’s helpful.

Then, just in terms of the tuck-in M&A front, can you just remind us what you’re seeing in terms of multiple for sort of the small and medium sized acquisitions?

Thomas Harrington

Yes, Derek. This is Tom. Good morning.

We see pretty much normal course on both sides of the Atlantic. As we’ve articulated before, the U.S. there’s a little bit lower multiples. In Europe, there’s a little bit higher. But we retain a good list of opportunities, as you’ve seen us execute fairly aggressively in the most recent past and we have a good list of opportunities as we move forward. I generally think the same math that we’ve experienced historically.

Derek Dley

Okay. Then just last one for me, just in terms of the synergy targets here for Primo, obviously it’s a big number, that $35 million. Just remind us again—I know you went through it on the previous call, but just the buckets or where you expect to get the most leverage on those synergy targets.

Thomas Harrington

There’s really three buckets. Think largely back office, which is the redundant corporate costs and cuts in service and call center and that, which is—I don’t have it in front of me, but the order of $20 million to $25 million of the number. Then there’s opportunities in procurement, so bottles and boxes and lids and all the like of similar components that we buy on both sides of the business, and then what I’ll call the logistics but think facilities. It’s logistics and facilities, so all the facilities on the Primo side which are largely redundant or very close to what is typically a larger DS facility. The teams have engaged already in terms of developing a plan, so we remain confident on the $35 million and obviously we’re focused on the first $15 million which gets us to the $7.5 million we expect in calendar 2020.

Jay Wells

Primo has been very good at working with us early, Derek. We already have robust plans in place. We’ve got teams put in place, charters put in place for every workstream. We’ve already identified more than the Phase 1 first tranche as Tom said of the first $15 million to make sure we deliver the $7.5 million this year. But we also have good plans come into place to deliver the whole $35 million by the end of next year, and that’s how we will end up delivering basically a flop-over of $10 million in 2022.

Derek Dley

Got it. Okay, thank you very much.

Jay Wells

Thanks, Derek.

Operator

Your next question comes from John Zamparo of CIBC. Your line is open.

John Zamparo — Analyst, CIBC Capital Markets

Hi. Thanks, good morning, guys.

Thomas Harrington

Good morning, John.

John Zamparo

Good morning.

I wanted to ask about the filtration side of the business and in particular how the launch of PureFlo has been received, and just generally your thoughts on the segment. When you add a filtration customer, is it typically a new customer add or is it someone switching from being an existing HOD customer?

Thomas Harrington

Sure. We started the soft rollout of PureFlo in Q4. We are pleased with the early results. Consumer feedback has frankly been better than we would have hoped in terms of the technology and the solution, so we’re quite pleased. Most of the customers are new, although we are also converting our existing filtration base to the new technology because we think it will help with retention as we bring them into, let’s call it the 21st century from a technology perspective. We don’t see any changes in people converting from filtration to our HOD business. We have the lowest quit rate we’ve experienced in my memory and the highest retention, but says our HOD bottled water business is more stable than it’s ever been, frankly, so we’re quite confident about that.

Our plan is to participate in the growth of water filtration. It’s real and we’ll do that across our entire footprint using the innovation of the technology as well as we benefit from Primo, who has good water filtration technology, so we believe we’ll be in a stronger place in filtration when we’re finished with the integration, than today.

John Zamparo

Okay, that’s helpful. Thanks.

Then, coming back to the guide, when it comes to the 4 percent to 5 percent Continuing Operations revenue growth expectation, can you talk about the split of, or your expectations on the split of organic customer adds versus volume or pricing versus tuck-in contribution?

Thomas Harrington

Yes. I think it will be the historical numbers we’ve shared which would be think 3 percent organic, think 2 percent tuck-in is really the way to think of that. That will be wrong but it will be a pretty good sense of where it will come from. We expect the base business to grow around 3 percent and then we’ll add some few tuck-ins, around 2 percent.

Jay Wells

As we say, the levers, the three things we talked about, they vary by quarter but those are three different levers that we pull on. We saw good price in the customer growth in the quarter and volume and customer growth is kind of hand-in-hand, and we expect that to continue.

Thomas Harrington

And we’ll continue to price, right? It’s those three levers are all part of our plan and included in that 3 percent for 2020.

Jay Wells

Yes, and why we’re on it, one thing I did want to mention on the call was nobody has asked about Q1 2020 and what that might look like, and I did want to add a few comments on that.

If you look at 2019, excluding S&D we had approximately $420 million of revenue and $53.7 million of EBITDA. In Q1, again, excluding S&D and Primo, we’d expect to see 4 percent to 5 percent top line growth and 4 percent to 5 percent EBITDA growth in the quarter. The reason why you’re not seeing more leverage down to P&L, it is a shoulder season. It’s one of our slowest times of the year and it’s when we’re investing in the summer season. So, I just wanted to make sure we talked a little bit about Q1 before we got off the call.

John Zamparo

Okay, that’s great. Thank you for the colour.

Thomas Harrington

Thanks, John.

Operator

Your final question comes from Derek Lessard of TD Securities. Your line is open.

Derek Lessard

Yes, thank. Just one more from me.

I just wanted to I guess confirm what 2019 EBITDA was for Primo.

Jay Wells

It was—I’ve got to pull up the—it was $51 million, 51 point …

Billy Prim

Fifty-one point three.

Jay Wells

Fifty-one point three. Thank you, Billy.

Derek Lessard

Thanks, guys.

Thomas Harrington

Great. Thanks, Derek.

Operator

That was our final question for today. I will now return the call to our presenters.

Jarrod Langhans

Thank you all for joining this Q4 2019 call. Have a good day.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.